Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Alumis Inc. of our report dated April 10, 2024, except for the effects of the reverse stock split discussed in Note 15 to the consolidated financial statements, as to which the date is June 24, 2024, relating to the financial statements of Alumis Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
San Jose, California
June 24, 2024